Exhibit 99.3

Robert B. Allen President and CEO 8880 Esters Blvd. Irving TX 75063

January 19, 2010

To All Broadview Security Authorized Dealers:

On Monday evening January 18th, we announced that Brink’s Home Security Holdings, Inc. (NYSE:CFL), operating as Broadview Security, has signed a definitive agreement to be acquired by Tyco International Ltd. (NYSE:TYC). Pursuant to the terms of the transaction, which is valued at approximately $2.0 billion, Broadview Security shareholders will receive consideration valued at $42.50 per Broadview Security share in the form of cash, stock, or a combination of cash and stock. This price recognizes the considerable value we have created in Broadview Security as a result of the consistent execution of our business strategy.

This transaction is subject to customary closing conditions, various regulatory approvals, and approval of our shareholders. We currently expect the transaction to close in the second half of Tyco’s fiscal year which began on September 26, 2009. Upon closing, we anticipate that Broadview Security will be merged with Tyco’s ADT security business.

Our Board of Directors has approved this transaction, and believes the merger is in the best interests of our company and our shareholders. This transaction will combine two of North America’s premier providers of security system monitoring services for residential and commercial customers. The companies have strong marketing and sales organizations offering highly complementary products and services. Both companies have a dedicated focus to providing superior service to customers. The combination of these two businesses will result in even further success.

I am proud of the hard work and dedication of our team of authorized dealers. With your assistance, we have consistently increased our customer base, delivered solid financial results, and executed our mission of “creating customers for life.” We will continue to achieve great success under the ADT brand.

I understand that you will have many questions about this announcement and how it will affect you, our customers, and business partners. There are many things that are not known and still have to be determined. Because both parties to this transaction are public companies, we are subject to rules governing public companies, and therefore must keep all of our communications (internal and external) within the confines of those rules. To the extent practicable, we will provide updates over the coming months as integration plans are developed and further information becomes available. In the meantime, it’s business as usual. We must continue to operate under the Broadview Security brand and remain focused on providing our customers the superior service they expect.

Again, thank you for your many contributions.

SAFE HARBOR

Statements in this letter that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties, including risks and uncertainties related to the benefits from, or completion of, the proposed merger transaction. Such risks and uncertainties, include, but are not limited to: failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed merger transaction, adverse effects on the market price of our common stock and on our operating results because of a failure to complete the proposed merger transaction, failure to realize the expected benefits of the proposed merger transaction, negative effects of announcement or consummation of the proposed merger transaction on the market price of our common stock, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the combined companies following the proposed merger transaction; unanticipated expenses such as litigation or legal settlement expenses, and tax law changes. Actual results could differ materially. For further information regarding risks and uncertainties associated with Tyco’s and Brink’s Home Security Holdings’ businesses, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Tyco’s and Brink’s Home Security Holdings’ respective SEC filings, including, but not limited to, their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained, with respect to Tyco, by contacting Investor Relations Department, Tyco International Management Company, 9 Roszel Road, Princeton, New Jersey 08540 or at Tyco’s Investor Relations website at http://investors.tyco.com/ under the heading “Investor Relations” and then under the heading “SEC Filings” and with respect to Brink’s Home Security Holdings, by contacting Investor Relations, Brink’s Home Security Holdings, Inc., at 8880 Esters Boulevard, Irving, Texas 75063 or at Brink’s Home Security Holdings’ Investor Relations website at http:/www.investors.brinkshomesecurity.com. Neither Tyco nor Brink’s Home Security Holdings undertake any duty to update any forward-looking statement to conform this statement to actual results or changes in the company’s expectations, except as required by law.

IMPORTANT ADDITIONAL INFORMATION TO BE FILED WITH THE SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction involving Tyco and Brink’s Home Security Holdings will be submitted to the shareholders of Brink’s Home Security Holdings for their consideration. In connection with the proposed merger, Tyco will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Brink’s Home Security Holdings that also constitutes a prospectus of Tyco. The definitive proxy statement/prospectus will be mailed to shareholders of Brink’s Home Security Holdings. INVESTORS AND SECURITY HOLDERS OF BRINK’S HOME SECURITY HOLDINGS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Tyco and Brink’s Home Security Holdings through the web site maintained by the SEC at www.sec.gov. Free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC can also be obtained, with respect to Tyco, by directing a request to Investor Relations Department, Tyco International Management Company, 9 Roszel Road, Princeton, New Jersey 08540, or at Tyco’s Investor Relations website at http://investors.tyco.com/, under the heading “Investor Relations” and then under the heading “SEC Filings” or, with respect to Brink’s Home Security Holdings, by directing a request to Investor Relations, Brink’s Home Security Holdings, Inc., at 8880 Esters Boulevard, Irving, Texas 75063 or at Brink’s Home Security Holdings’ Investor Relations website at http://www.investors.brinkshomesecurity.com.

PARTICIPANTS IN THE SOLICITATION

Tyco, Brink’s Home Security Holdings and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Tyco’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended September 25, 2009, filed with the SEC on November 17, 2009, and its proxy statement for its 2009 annual meeting of shareholders, filed with the SEC on or about January 15, 2009. Information regarding Brink’s Home Security Holdings’ directors and executive officers is set forth in Brink’s Home Security Holdings’ proxy statement for its 2009 annual meeting, filed with the SEC on April 7, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.